                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                                BALANCE SHEET

                                   ASSETS


                                      October     December
                                      31, 1999    31, 1998
                                     Unaudited     Audited
CURRENT ASSETS
     Cash                             $ 149,896          $ 0
     Accounts and Notes               $ 361,126          $ 0
     Receivable

     TOTAL CURRENT ASSETS             $ 511,022           $0

FIXED ASSETS                                 $0           $0
     Satellite                        $ 131,035          $ 0
     Telecom Equipment                 $ 84,339          $ 0
     Computer Equipment                 $ 3,300          $ 0
     Furniture                          $ 9,114          $ 0

     TOTAL FIXED ASSETS               $ 227,788           $0

     TOTAL ASSETS                     $ 738,809           $0

 The accompanying notes are an integral part of these Financial Statements.

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)



                                BALANCE SHEET


                    LIABILITIES AND STOCKHOLDERS' EQUITY


                                            October    December
                                            31, 1999   31, 1998
                                           Unaudited    Audited
CURRENT LIABILITIES
     Officer's Advances                        $1,450     $ 1,450
     Loan Payable                            $ 40,560         $ 0
     TOTAL CURRENT LIABILITIES                $42,010      $1,450
STOCKHOLDERS' EQUITY
                                                2,100         125
     Common stock, 100,000,000
     Authorized at $.001 par Value
     Issued and outstanding at
     October 31, 1999
     And 10,000,000 shares at                 710,749         875
     December 31,1998 Paid in
     Capital
     Retained Earnings (Loss)
     Net Income

     Total Liabilities                       $738,708         $ 0
     And Stockholders Equity

 The accompanying notes are an integral part of these Financial Statements.

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                           STATEMENT OF OPERATIONS

                                                Year Ended
                                     Oct. 31,     Dec.31,
                                       1999        1998
                                    Unaudited     Audited
INCOME
   Revenue                                 $ 0          $ 0

EXPENSES
   General, Selling                   $ 13,600      $ 1,450
   And Administrative

Net Loss                             $ (1,450)          $ 0

Net Profit/Loss (-)                  $ (.0006)       $.0000
Per Share

Weighted average number of common   11,100,000    1,250,000
shares outstanding

 The accompanying notes are an integral part of these Financial Statements.

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)

                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                          Additional   Accumulated
                         Common Stock       Paid-in      Deficit
                       Shares   Amount      Capital
Balance,                   2,500  $ 1,000         $ 0          $ 0
December 31, 1995

Net loss year ended        2,500  $ 1,000         $ 0          $ 0
December 31, 1996

Net loss year ended                                            $ 0
December 31, 1997

Balance,                   2,500  $ 1,000         $ 0          $ 0
December 31, 1997

September 2, 1998                             $ 1,000
Changed from no par
Value to $.0001

September 2, 1998      1,247,500    $ 125
Forward stock split
500:1

Net loss year ended
December 31, 1998

Balance,               1,250,000    $ 125       $ 875    $ (2,450)
December 31, 1998

January 1, 1999        8,750,000   $1,000
Forward stock split
8:1

Stock issue           10,000,000  $ 1,000     710,749
October 2, 1999

Stock issue            1,000,000    $ 100     149,900
October 17, 1999

Net Loss                                                    13,600
October 31, 1999

Balance               21,000,000   21,000     710,749
October 31, 1999

 The accompanying notes are an integral part of these Financial Statements.

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                           STATEMENT OF CASH FLOWS

                         Fro the
                           ten              For the
                         months   For the    Years
                          ended    Years     ended   May 4, 1987
                        Oct. 31,   ended      Dec.   (inception)
                          1999    Dec. 31,    31,    to Dec. 31,
                        Unaudited   1998      1997      1998
Cash Flows from               $ 0      $ 0       $ 0         $ 0
Operating Activities
Net Loss

(Increase) accounts             0        0         0           0
receivable related
party

(Increase) in deposits

(Increase) loan          $ 40,560        0         0    $ 40,560
payable

Cash Flows from                 0        0         0           0
Investing activities

Investments Purchased           0        0         0           0

Purchase of Equipment         $ 0      $ 0       $ 0         $ 0

Cash Flows from
Financing activities

Proceeds from Common      711,849        0         0     711,849
Stock

Cash at End of Period   118,738                      118,738

 The accompanying notes are an integral part of these Financial Statements.

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                      NOTES TO THE FINANCIAL STATEMENTS
                   OCTOBER 31, 1999 AND DECMEBER 31, 1998


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

      The Company was organized May 4, 1987, under the laws of the State of Nevada, as Energy Realty Corp. On July 31, 1992, the Company's name changed to Balcor International. On December 18, 1998, the Company's name changed to Dimension House, Inc. The company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

      On May 5, 1987, the company issued 2,500 shares of its no par value common stock for $1,000.00 cash.

      On September 2, 1998, the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 2,500 shares of no par value stock to 25,000,000 common shares of $.0001 par value.

      On September 2, 1998, the Company forward split its common stock 500:1, thus increasing the number of outstanding common shares form 2,5000 shares to 1,250,000 shares.

      On December 18, 1998, the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 25,000,000 common shares to 100,000,000 common shares. The par value remained unchanged at $.0001.

      Effective January 1, 1999, the Company forwarded split its common stock of a 8:1 basis bringing the outstanding shares to 10,000,000 shares.

      On October 2, 1999 the Company entered into a purchase agreement to acquire 100% of equity interest of Global E-Com, S.A., a Costa Rican telecommunications company from E-Vegas.com, Inc., a Nevada corporation for 10,000,000 shares of authorized and unissued common stock.

      On October 28, 1999 the corporate name was changed to Presidents Telecom,Inc.

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                 NOTES TO THE FINANCIAL STATEMENTS CONTINUED
                   OCTOBER 31, 1999 AND DECMEBER 31, 1998


NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

A.   Accounting Method
The Company's financial statements are prepared using the accrual method of accounting. The Company has elected December 31 year end.

B.   Cash Equivilents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

C.   Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at he date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D.   Basic Loss per Common Share
Basic Loss per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

E.   Income Taxes
No provision for federal income taxes has been made at October 31, 1999 due to the accumulated operating losses.

The Company has accumulated approximately $13,600 of a net operating loss as of October 31, 1999 which may be used to reduce taxable income and income taxes in future years through 2014. The uses of these losses to reduce future income taxes will depend in the generation of sufficient taxable prior to the expiration of the net operating loss carryforwards.

In the event of certain changes in control of the Company there will be an annual limitation on the amount of net operating loss carryforwards which can be used. The potential tax benefits of the net operating

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)

                 NOTES TO THE FINANCIAL STATEMENTS CONTINUED
                   OCTOBER 31, 1999 AND DECMEBER 31, 1998

loss carryforwards have been offset by a valuation allowance of the same.

F.   Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the assets ranging from 3 to 5 years. Expenditures for property additions and betterments are capitalized at cost. Maintenance and repairs are charged to expense when incurred.

NOTE 3 - ACCOUNTS RECEIVABLE -RELATED PARTY

      The Company has related party accounts receivable consisting of the following at October 31, 1999.

     E-Vegas.com, Inc.         30,000
     Sglio XXI                 13,000
     Ansbacher                100,000
     Allied Telecom           220,066
     TOTAL                    358,066

NOTE 4 - SHAREHOLDER LOAN

     The Company has a note payable to a shareholder in the amount of $40,500 at October 31, 1999. The amount is non-interest bearing and due on demand.

NOTE 5 - COMMON STOCK

     On October 15, 1999 the Company issued 10,000,000 shares of common stock to E-Vegas, Inc., pursuant to a purchase agreement entered into October 2, 1999.

      On October 17, 1999 the Company sold 1,000,000 shares of common stock for $150,000 in cash.

NOTE 6 - GOING CONCERN

     The Company's financial statements are prepared using generally accepted accounting principles to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The

                          PRESIDENTS TELECOM, INC.
                      (FORMERLY DIMENSION HOUSE, INC.)
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                 NOTES TO THE FINANCIAL STATEMENTS CONTINUED
                   OCTOBER 31, 1999 AND DECMEBER 31, 1998


Company had not established revenues sufficient to cover its operating costs and allow it to continue as a going concern. Management believes that the company will soon be able to generate revenues sufficient to cover its operating costs. Currently management is committed to covering all operating and other costs until sufficient revenues are generated.